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                                                                     EXHIBIT 3.4
                           CERTIFICATE OF AMENDMENT OF
                           CERTIFICATE OF INCORPORATION OF
                            SWISS NATURAL FOODS, INC.

         Swiss Natural Foods, Inc., a corporation organized and existing under the laws of the State of Delaware hereby certifies as follows:

1. The name of the Corporation is Swiss Natural Foods, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was April 22, 1993, under the name of Nature's Best Food Products, Inc.

2. The Certificate of Incorporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article First:

          FIRST: The name of the Corporation is Swiss Natural Brands, Inc.

3. The Certificate of Incorporation is further hereby amended by striking out Article Fourth and by substituting in lieu of said Article the following new Article Fourth.

     FOURTH:  The total number of shares of stock which the
     Corporation shall have authority to issue is twenty million (20,000,000) shares of common stock (the "Common Stock") and three million (3,000,000) shares of preferred stock (the "Preferred Stock").

     The Preferred Stock of the Corporation shall be issued by the Board of Directors of the Corporation in one or more classes or one or more series

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     within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine from time to time.

     Simultaneously, with the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Date") each
     1.5 shares of outstanding common stock shall be automatically combined into 1 share of stock (the "Reverse Stock Split"), with the number of shares of common stock held by each stockholder being rounded up to the next whole number of shares in any cases where the operation of the Reverse Stock Split otherwise would result in the holding of a fractional share.

4. This Amendment to the Certificate of Incorporation of the Corporation was duly adopted by the written consent of the stockholders of the Corporation, in accordance with the applicable provision of Section 228 and 242 of the General Corporation Law of the State of Delaware and written notice of the adoption of this amendment to Certification of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

5.

6.   The effective date of this filing shall be October 1, 1999.


                  Signed as of October 1, 1999

SWISS NATURAL FOODS, INC.

BY:
/s/ Ralph M. Ferrante
    Ralph M. Ferrante
    Chief Executive Officer


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                                                                     EXHIBIT 3.5

    AMENDMENT TO CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES OF A
 SERIES OF PREFERRED STOCK (THE "ORIGINAL CERTIFICATE OF DESIGNATIONS") BY RESOLUTION OF THE BOARD OF DIRECTORS PROVIDING FOR AN ISSUE OF 1,800,000 SHARES
                       OF SERIES OF PREFERRED STOCK, $.01
      PAR VALUE, DESIGNATED AS THE "SERIES A CONVERTIBLE PREFERRED STOCK".

         We, Ralph M. Ferrante, Chairman of the Board and Secretary, and Herbert Paul, President and Assistant Secretary, of Swiss Natural Brands, Inc. (formerly, Swiss Natural Foods, Inc., hereinafter called the "Corporation"), pursuant to the provision of Section 151 of the General Corporation Law of the State of Delaware, do hereby make this Amendment to the Original Certificate of Designations under the corporate seal of the Corporation and do hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors, with the consent of all holders of outstanding shares of the Series A Convertible Preferred Stock, duly adopt the following resolutions:

         RESOLVED, that certain of the preferences and rights, qualifications, limitations and restrictions of the Series A Convertible Preferred Stock be amended as follows:

          1. Number of Shares. In accordance with the Corporation's 1.5 for 1 reverse stock split, effective October 1, 1999, and in lieu of any adjustment arising therefrom under Section 8 of the Original Certificate of

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     Designations, the number of shares constituting the Series A
     Convertible Preferred Stock shall be reduced from 1,800,000 as stated in the Original Certificate of Designations to 1,206,000 shares and Section 1 of the Original Certificate of Designations shall be amended to read as follow

     "1. Number of Shares. The number of shares constituting the Series A Convertible Preferred stock shall be and the same is hereby fixed as 1,206,000."

         2. Dividends. Section 4 of the Original Certificate of Designations shall be amended to read as follows:

         "4. Dividends. The holders of outstanding Series A Convertible Preferred Stock, in preference to the holders of shares of the Common Stock and any other capital stock of the Corporation ranking junior to the Series A Convertible Preferred Stock as to the payment of dividends, shall be entitled to receive out of funds legally available for the purpose, cumulative cash dividends at the annual rate of $.08 per share in equal quarterly payments on the first day of March, June, September, and December of each year (each, a "Quarterly Dividend Payment Date"), with payments commencing on June 1, 2000.

     Dividends payable pursuant to this Section 4 shall begin to accrue and be cumulative from March 1, 2000. Accrued but unpaid dividends shall not bear interest and shall be paid in full prior to the payment of any dividends to the holders of Common Stock. Dividends paid on the shares of Series A Convertible Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares

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     at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Convertible Preferred Stock entitled to receive payment of dividends, which record date shall be not less than ten days and not more than sixty days prior to the date fixed for the payment thereof. Thereafter, the Series A Convertible Preferred Stock will participate in any dividends declared on the Common Stock, on an as converted basis."

               3. Registration Rights. Section 11 of the Original Certificate of Designations is amended to read as follows:

          "11. Registration Rights. If and to the extent that the shares of the Common Stock issuable upon conversion of the Series A Preferred Shares are not includable in a registration statement filed by the Corporation, the Corporation will prepare and file one year after the closing date of its initial public offering, at the request of the holders of 40% of the outstanding shares of Series A Convertible Preferred Stock, at its own expense, a shelf registration statement on Form S-3 (or such other available form if Form S-3 shall not be available to the Corporation) to enable the holders thereof to resell shares of Common Stock acquired upon conversion of the Series A Preferred Shares."

               4. Conversion Rights. Section 7 of the Original Certificate of Designations is hereby amended to read as follows:

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          "7. Conversion Rights. (a) The Series A Preferred Shares shall be convertible upon the earliest to occur of (i) March 1, 2000, if the closing of the Corporation's initial public offering of securities and the closing of the sale of the over-allotment shares thereunder have not occurred prior to such date; (ii) two (2) years after the closing date of the Corporation's initial public offering of securities; (iii) the first fiscal year of the Corporation or any trailing 12 (twelve) month period in which the Corporation's financial statement shows earnings before interest, taxes, charges resulting from stock, debenture, or stock option issuances and underwriters' consulting fees have equaled or exceeded $750,000; (iv) the closing date of any acquisition of all or a portion of the equity securities of the Corporation, the acquisition of all or a portion of its assets, the merger of the Corporation with or into another entity not related to the Corporation or any of its officers or directors, regardless of whether the Corporation is the surviving entity, or any additional equity financing by the Corporation; or (v) the date on which the closing price of the Common Stock as reported by the NASDAQ system or its successor, or any national securities exchange on which such Common Stock is listed (or if not so reported, the average of the closing bid and asked prices as furnished by two members of the NASD selected by the Corporation for that purpose) is equal to or greater than ten dollars ($10.00) per share."

     RESOLVED, that all preferences, rights, qualifications, limitations and restrictions of the Series A Convertible Preferred Stock, other than those set forth in paragraphs 1,2, 3, and 4 above, shall remain in full force and effect, as set forth in the Original Certificate of Designations.

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          IN WITNESS WHEREOF, said SWISS NATURAL BRANDS, INC., has caused this
     Certificate of Designation to be signed by Ralph M. Ferrante, its Chairman of the Board and attested to by Herbert M. Paul, its Assistant Secretary as of the 1st day of October 1999.


SWISS NATURAL BRANDS, INC.

BY: /s/Ralph  M. Ferrante
Ralph M. Ferrante
Chairman of the Board

CORPORATE SEAL ATTEST:

BY:  /s/Herbert M. Paul
Herbert M. Paul
Assistant Secretary

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place shall be termed the "Conversion Date" for such shares. The conversion of
Series A Preferred Shares shall be on the basis of one share of Common Stock for one Series A Preferred Share; provided, however, that such one for one conversion rate shall be subject to adjustment from time to time in certain instances as provided in Section 9 below (the conversion rate in effect at any given time shall be termed the "Conversion Rate").


               (b) As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holders at the Office of the Corporate for the Series A Convertible Preferred Stock, a certificate or certificates for the number of full shares of Common Stock to which such holders are entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in Subsection 4 (d) below. Each holder shall be deemed to have become a stockholder of record of the Common Stock on the Conversion Date.


               (c) No fractional shares of Common Stock or script shall be issued upon conversion of Series A Convertible Preferred Stock. The number of full shares of Common Stock issuable upon conversion of such Series A Preferred Share shall be computed on the basis of the aggregate number of Series Preferred Shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in

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          respect to such fractional interest based upon the Market Price (as defined in Subsection 12 (a)) of the Common Stock at the close of business on the last business day prior to the Conversion Date.

               (d) (If any shares of Common Stock to be reserved for the purpose of conversion of Series A Convertible Preferred Stock require registration or listing with or approval of nay governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the corporation shall at its sole cost and expenses in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

               (e) All shares of Common Stock which may be issued upon conversion of Series A Convertible Preferred Stock upon issuance will be validly issued, fully paid and nonassessable. The Corporation will pay any and all documentary taxes that may be payable in respect of any issue or delivery of shares of Common stock on conversion of Series Preferred Shares pursuant hereto. The Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which Series A Preferred Shares so converted are registered, and no such issue or delivery shall be made

                                       7

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          unless and until the person requesting such transfer has paid to the
          Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid. If and to the extent the Corporation is required to withhold taxes in connection with the conversion of Series A Preferred Shares, the holders thereof may, at their option (subject to compliance with federal securities laws), effect such withholding by causing the Corporation to retain a portion of the Common Stock issuable upon such conversion (valued at Market Price).

               (f) All certificates representing Series A Preferred Shares surrendered for conversion shall be appropriately canceled on the books of the Corporation and the shares so converted represented by such certificates shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation.

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